Filed Pursuant to Rule 433

Registration No. 333-182394

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

3.000% Senior Notes due 2021 (the “Notes”)

July 2, 2012

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	3.000% Senior Notes due 2021

Aggregate Principal Amount:	€1,000,000,000

Issue Price:	99.977% of principal amount, plus accrued interest, if any, from July 12, 2012

Maturity:	July 12, 2021

Coupon:	3.000% per year

Optional Redemption:	Make-whole call at Bund Rate plus 34 basis points

Yield to Maturity:	3.003%

Benchmark:	DBR 2.50% due January 2021

Benchmark Yield:	1.308%

Mid-Swaps Yield:	1.873%

Spread to Benchmark:	DBR 2.50% due January 2021 +169.5 bps (MS+ 113 bps)

Interest Payment Dates:	July 12 of each year, commencing on July 12, 2013

Interest Payment Record Dates:	July 1 of each year

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Trade Date:	July 2, 2012

Settlement Date:	July 12, 2012 (T+7)

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market

Minimum Denomination:	€100,000 and multiples of €1,000 in excess thereof

Book-Running Managers:	Deutsche Bank AG, London Branch HSBC Bank plc

Co-Managers:	Banca IMI S.p.A.
Banco Bilbao Vizcaya Argentaria, S.A.
Credit Suisse Securities (Europe) Ltd.

ISIN:	XS0802174044

Common Code:	080217404

WKN:	A1G64N

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-182394).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 or HSBC Bank plc toll-free at 1-866-811-8049.